Exhibit 1

THIS DOCUMENT IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF BONDHOLDERS. IF BONDHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS.

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the Issuer)

US$380,000,000 4.00 per cent Guaranteed Convertible Bonds due 2015
(of which US$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the Bonds)

convertible into redeemable preference shares
of Petropavlovsk 2010 Limited which are guaranteed by,
and will be exchangeable immediately upon issuance for, ordinary shares in

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)

(the Guarantor)

NOTICE IS HEREBY GIVEN to the holders of the Bonds that the deadline for receipt of instructions from Bondholders for the proposed resolution in writing which is to take effect as an Extraordinary Resolution in the document provided by the Issuer dated 22 December 2014 (the Written Resolution) is extended to the earlier of (1) the time and date when votes for the resolution representing 75 per cent or more of the aggregate principal amount of the Bonds outstanding have been received and (2) 5:00 pm (London time) on Tuesday 6 January 2015.

General

Unless the context otherwise requires, capitalised terms used in this document shall bear the meanings given to them in the trust deed dated 18 February 2010 between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the Trustee) in respect of the Bonds.

None of the Issuer, the Guarantor or the Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Bondholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Bondholders for their consideration. The Trustee has not approved this document for the purposes of Section 21 of the Financial Services and Markets Act 2000. No responsibility or liability is or will be accepted by the Trustee in relation to the accuracy or completeness of this document or any other written or oral information made available to any person receiving this document or its advisers and any such liability is expressly disclaimed.

Nothing in this document should be construed as a recommendation to the Bondholders from the Trustee, the Issuer or the Guarantor to vote for or against the Extraordinary Resolution. Accordingly, each of the Issuer, the Guarantor and the Trustee recommends that Bondholders who are unsure of the impact of the Extraordinary Resolution should seek their own financial and legal advice.

The consent for the Modifications (as defined in the Written Resolution) being sought involve the securities of a company incorporated under the laws of Jersey and for the securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information published by the Guarantor is prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. Any offer of new securities will be made (a) in the United States pursuant to the exemption from (i) the US registration requirements under the Securities Act of 1933 provided by Rule 802 thereunder and (ii) the US tender offer rule requirements under the Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and (b) otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the consent for the Modifications will be subject to disclosure and other procedural requirements, including with respect to timetable, that are different from those applicable under US registration requirements and US domestic tender offer procedures and law.

It may be difficult for US holders of the Bonds to enforce their rights and any claim arising out of the US federal securities laws, since each of the Issuer and the Guarantor is located in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. US holders of the Bonds may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment. US holders of the Bonds should be aware that each of the Issuer and the Guarantor of the Bonds may purchase the Bonds in other transactions, such as in open market or privately negotiated purchases.

This document is provided by Petropavlovsk 2010 Limited, 13-14 Esplanade, St Helier, Jersey JE1 1BD, Channel Islands.

For and on behalf of Petropavlovsk 2010 Limited

Dated: 31 December 2014